KMG
                         KALEIDOSCOPE MEDIA GROUP, INC.

DATE:  JULY 28, 1999


To:      James Rupp                                cc:      Nick Malino
From:    Paul Siegel                                 Gayle Essary
Re:      Streamedia Communications, Inc.             Irv Greenman


This is to propose that Kaleidoscope Media Group, Inc. (KMG) begin, effective, Monday, August 2, 1999, a 12 month consultancy at $40,000 (payment of $10,000 on signing this agreement and $10,000 on September 1, 1999, and $2,000 per month October, 1999 through July 30, 2000), on behalf of Streamedia Communications, Inc.

The following are areas in which KMG will consult:

1. Research the availability of film and television library product for Streamedia to acquire for use on their various websites.

2. Provide Streamedia with a report at or before the end of the first two months with at least five sections which shall include

         a) owners and distributors of potential target product (including addresses, phones, websites and email as available),

         b) strategies for acquisition, shows and other events where the company might find product,

         c) sample agreements for buying and selling of programme rights, setting up of co-production agreements and joint ventures,

d) the organization of a Streamedia acquisitions program and department and staffing, and

         e) potential means by which KMG could be a longer term commissioned agent for acquisition, including additional agreements for joint ventures or joint acquisitions.

3. Advise management on the valuation of various film and television libraries that have or will be presented to Streamedia for internet acquisition.

4. Provide technical evaluation of the product to be acquired with regard to the feasibility of digital transfer of the material.

5. Provide assistance to the company in developing innovative acquisition strategies for new media usage.

6. Represent Streamedia in the international "Hollywood" community during the consulting period, including at various trade exhibitions and meetings in which KMG participates, or, if Streamedia desires, at such additional exhibitions and meetings which Streamedia may propose and finance and which is mutually agreeable with KMG.

7. Include Streamedia in press releases and promotions within the industry where appropriate and approved by Streamedia.

8. Consult with Streamedia in the "syndication" of content across media platforms (TV to internet, internet to cable, etc.), including the development of appropriate JV and/or syndication agreements, and the possible development of a fee structure to represent the company in such syndications.

KMG grants to Streamedia a right of first offer with regard to acquisition of any content for inclusion on the Internet. Streamedia shall have 30 days after presentation of any such content by KMG to acquire such content prior to KMG presenting such content materials to any other entity or using such content for its own purposes.

Because of KMG's engagement hereunder, KMG will have access to trade secrets and confidential information about Streamedia, its products, its customers, and its methods of doing business (the "Confidential Information"). During and after the termination of KMG's engagement hereunder, KMG may not directly or indirectly disclose or use any such Confidential Information; provided, that KMG will not incur any liability for disclosure of information which (a) is required in the course of KMG's engagement hereunder, (b) was permitted in writing by the Streamedia or (c) is within the public domain or comes within the public domain without any breach of this Agreement.

This agreement is subject to any provisions which might prohibit the employment of a company in which a Director of the Company is associated.

This agreement is cancellable by either party on 30 days notice.



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Streamedia Communications, Inc.



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Kaleidoscope Media Group, Inc.